Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Baudax Bio, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s common stock, par value $0.01 per share (“Common Stock”) is registered under Section 12(b) of the Exchange Act. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation (“Articles of Incorporation”) and amended and restated bylaws (“Bylaws”) each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K filed with the SEC on February 16, 2021. We encourage you to read our Articles of Incorporation, Bylaws and the applicable provisions of the Pennsylvania Business Corporation Law (“PBCL”), for additional information.

References to “Baudax,” “we,” and the “Company” herein are, unless the context otherwise indicates, only to Baudax Bio, Inc. and not to any of its subsidiaries.

Common Stock

Authorized Capital Stock: Our authorized capital stock consists of 110,000,000 shares, 100,000,000 of which are designated as Common Stock and 10,000,000 of which are designated as undesignated preferred stock with a par value of $0.01 (“Preferred Stock”). Shares of our Common Stock have the following rights, preferences and privileges:

Voting Rights: Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors, and do not have cumulative voting rights. Directors are elected by a plurality of the votes cast.

Dividends: Subject to preferences that may be applicable to any then-outstanding shares of Preferred Stock, holders of our Common Stock may be entitled to receive ratably dividends when, as, and if declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. In the event of our liquidation, dissolution, or winding up, holders of our Common Stock will be entitled to ratably receive the net assets of our company available after the payments of all debts and other liabilities and subject to the prior rights of the holders of any then-outstanding shares of Preferred Stock.

No Preemptive or Similar Rights: Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar: The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Listing: Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BXRX.”

Preferred Stock

Our board of directors has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of our Common Stock.

We have no current plans to issue any shares of Preferred Stock.

Anti-Takeover Effects of Our Articles of Incorporation and Our Bylaws

Provisions of our Articles of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Articles of Incorporation and Bylaws:

•	divide our board of directors into three classes with staggered three-year terms;

•	provide that a special meeting of shareholders may be called only by a majority of our board of directors, the chairman of our board of directors, the chief executive officer or the president;

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establish advance notice procedures with respect to shareholder proposals to be brought before a shareholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors;

•	provide that shareholders may only act at a duly organized meeting;
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provide that certain provisions of the amended and restated articles of incorporation may only be amended with the affirmative vote of 66 2/3% of the holders of the outstanding shares of capital stock; and

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provide that members of our board of directors may be removed from office by our shareholders only for cause by the affirmative vote of 75% of the total voting power of all shares entitled to vote generally in the election of directors.

Our Articles of Incorporation also provide that, unless we consent in writing to the selection of an alternative forum, a state or federal court located within the County of Philadelphia in the Commonwealth of Pennsylvania will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the PBCL, or (iv) any action asserting a claim peculiar to the relationships among or between our company and our officers, directors and shareholders.

The exclusive forum provision described above is intended to apply to the fullest extent permitted by law, including to actions arising under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. However, the enforceability of exclusive forum provisions in the governing documents of other companies has been challenged in legal proceedings, and it is possible that a court could find our forum selection provision to be inapplicable or unenforceable with respect to actions arising under the Securities Act or the Exchange Act. Even if it is accepted that our exclusive forum provision applies to actions arising under the Securities Act, shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Anti-Takeover Provisions under Pennsylvania Law

Pennsylvania Anti-Takeover Law

Provisions of the PBCL applicable to us provide, among other things, that:

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we may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

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holders of our Common Stock may object to a “control transaction” involving us (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group”;

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holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of the Company; and

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any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” shall belong to and be recoverable by us.

Pennsylvania-chartered corporations may exempt themselves from these and other anti-takeover provisions. Our Articles of Incorporation do not provide for exemption from the applicability of these or other anti-takeover provisions in the PBCL.

The provisions noted above may have the effect of discouraging a future takeover attempt that is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may make the removal of our board of directors or management more difficult. Furthermore, such provisions could result our company being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our Common Stock than otherwise could have been available either in the market generally and/or in a takeover.